UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 30, 2010

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

870 Haliimaile Road, Makawao, Hawaii 96768

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Golf Academy Lease

Concurrent with the sale of the Kapalua Bay Golf Course (the “Golf Course”), as described below in Item 2.01, Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”), entered into an agreement (the “Golf Academy Lease”) to lease to the Buyer the property known as the Kapalua Golf Academy.  Under terms of the Golf Academy Lease the Buyer will lease the Golf Academy training facility for an initial term of ten (10) years and be granted an easement for the approximately 25 acres adjacent to the training facility.

Bay Course Ground Lease

Also concurrent with the sale of the Golf Course, as described below in Item 2.01, an affiliate of the Company entered into an agreement to lease back the Golf Course, including the retail shop and the Golf Academy, from the Buyer through March 31, 2011 (the “Ground Lease”).

First Modification Agreement

In conjunction with the sale of the Golf Course, the Company entered into a First Modification Agreement to its amended and restated $50 million revolving line of credit facility with Wells Fargo Bank and certain other lenders.  Under terms of the First Modification Agreement, upon closing of the sale of the Golf Course the Company applied $20 million of the sales proceeds toward reduction of the credit facility and the Golf Course was released from the collateral securing the credit facility.

The foregoing summaries of the terms of the Golf Academy Lease, the Ground Lease and the First Modification Agreement are not complete and are qualified in their entirety by reference to the full text of the respective documents, which will be filed with the Company’s periodic report for the corresponding period.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As reported on September 22, 2010, the Company entered into that certain Sale, Purchase and Escrow Agreement (the “Purchase Agreement”) with TY Management Corporation, a Hawaii corporation (“Buyer”), pursuant to which, among other things, the Company agreed to sell the Golf Course and all improvements, structures and fixtures on the Golf Course to Buyer for $23.6 million in cash (the “Transaction”).  As part of the Transaction, the Company sold to the Buyer approximately 1.3 acres and the improvements thereon that comprise the maintenance facility for the Golf Course for $481,000 in cash.

On September 30, 2010, the Transaction was consummated.  In addition to the Golf Academy Lease and the Ground Lease described in Item 1.01 above, concurrent with the closing of the Transaction, the Company entered into an agreement to lease back the portion of the Golf Course Clubhouse comprising the retail shop for a period of five years, which will commence after the Ground Lease expires or is terminated.

The Buyer is the owner of the Kapalua Plantation Golf Course (the “Plantation Course”) that was purchased from the Company in March 2009.  An affiliate of MLP is the lessee and operator of the Plantation Course under a lease agreement that expires on March 31, 2011.

The foregoing summary of the terms of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed with the Company’s periodic report for the corresponding period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: October 1, 2010	By:	/s/ TIM T. ESAKI
Tim T. Esaki
Chief Financial Officer